February 7, 2017

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Re:	Newmarkt Corp Form 10-K for Fiscal Year Ended April 30, 2017 Filed July 27, 2017 Amendment No. 1 to Form 10-Q for the Fiscal Quarter Ended July 31, 2017 Filed January 25, 2018 File No. 333-212821

Ladies and Gentlemen:

1) Newmarkt Corp. amends this filing and the Form 10-K for Fiscal Year Ended April 30, 2017 to include the certifications of Chief Executive Officer and Chief Financial Officer pursuant to
Securities Exchange Act of 1934 Rule 13a-14(a) or 15d-14(a) pertaining to section 302 of The Sarbanes-Oxley Act of 2002 (exhibit 31) and pursuant to Securities Exchange Act of 934 Rule 13a-14(b) or 15d-14(b) pertaining to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (exhibit 32).

2) Newmarkt Corp. corrects  some inadvertent errors Amendment No. 1 to Form 10-Q for the Fiscal Quarter Ended July 31, 2017.The title of Certification of Principal Executive, Financial and Accounting Officer pursuant to Securities Exchange Act of 1934 Rule 13a-14(a) or 15d-14(a) pertaining to section 302 of The Sarbanes-Oxley Act of 2002 (exhibit 31) was corrected.

Sincerely,

/s/ Denis Razvodovskij

President of Newmarkt Corp.